UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 28, 2018

Proofpoint, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35506	51-041486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

892 Ross Drive, Sunnyvale CA	94089
(Address of principal executive offices)	(Zip Code)

(408) 517-4710

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 2.01                                           Completion of Acquisition or Disposition of Assets.

On February 28, 2018, Proofpoint, Inc., a Delaware corporation (“Proofpoint”), completed its previously announced acquisition of Wombat Security Technologies, Inc., a Delaware corporation (“Wombat”), a provider of security awareness computer-based training, pursuant to that Agreement and Plan of Merger (the “Merger Agreement”) by and among Proofpoint, Wombat, Wales Acquisition Sub Corp., a Delaware corporation and wholly-owned subsidiary of Proofpoint (“Merger Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company, as Stockholders’ Agent.

Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Wombat (the “Merger”), with Wombat surviving the Merger as a wholly-owned subsidiary of Proofpoint. The aggregate consideration paid in exchange for all of the outstanding equity interests of Wombat was approximately $225 million. The consideration was subject to an adjustment based on (i) customary purchase price adjustment provisions for indebtedness, cash, transaction expenses and net working capital of Wombat and (ii) indemnification obligations of Wombat stockholders and optionholders after the closing of the Merger. Approximately 10% of the aggregate consideration was placed in escrow to satisfy certain indemnification obligations of Wombat stockholders and optionholders as described in the Merger Agreement.

Item 7.01                                           Regulation FD Disclosure.

On March 1, 2018, Proofpoint issued a press release announcing the completion of the Merger. A copy of the press release is furnished as Exhibit 99.1 to this Current Report and is incorporated herein by reference. In connection with the press release, Proofpoint stated that with respect to its financial guidance for the full year of 2018 it was (1) increasing the billings range to $864 - $869 million as compared to the previous range of $828 - $833 million, (2) increasing the revenue range to $691 - $696 million as compared to the previous range of $660 - $665 million, (3) reducing the non-GAAP net income range to $46 - $50 million as compared to the previous range of $52 - $56 million, and (4) increasing the free cash flow range to $140 - $142 million as compared to the previous range of $138 - $140 million.  With respect to its financial guidance for the first quarter of 2018 Proofpoint was (1) increasing the billings range to $182 - $184 million as compared to the previous range of $180 - $182 million, (2) increasing the revenue range to $151 - $153 million as compared to the previous range of $149 - $151 million and (3) reducing the non-GAAP net income range to $7.5 - $8.5 million as compared to the previous range of $8 - $9 million. Proofpoint expected no material impact to its previous range of $22 - $24 million of free cash flow.

For both billings and revenue, Proofpoint stated it expects a modest ramp over the three remaining quarters of fiscal year 2018. For non-GAAP net income, Proofpoint stated it expects the largest negative impact to be realized during the second quarter, with gradual moderation over the remainder of the year, and the business achieving break-even in the first quarter of 2019. For free cash flow, Proofpoint stated it expects the favorable impact to be realized during the fourth quarter of 2018. Proofpoint finally noted that all of these guidance assumptions were in accordance with ASC 606, which Proofpoint adopted effective January 1, 2018, as were its original guidance metrics provided on February 6, 2018.

The information contained in this Item 7.01 of Current Report on Form 8-K and Exhibit 99.1 attached hereto (the “7.01 Information”) will not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor will the 7.01 Information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01                                           Financial Statements and Exhibits.

(a)           Financial Statements of Businesses Acquired.

(b)           Pro Forma Financial Information.

The financial statements required by Item 9.01(a) and the pro forma financial information required by Item 9.01(b) have not been included in this filing and will be filed by amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date that this Current Report on Form 8-K must be filed.

(d)           Exhibits.

Exhibit Number	Description of Exhibit
99.1	Press release of Proofpoint, Inc. announcing completion of the Merger, dated March 1, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Proofpoint, Inc.

Date: March 1, 2018	By:	/s/ Paul Auvil
Paul Auvil
Chief Financial Officer

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